IN THE CIRCUIT COURT, IN AND FOR ORANGE COUNTY, FLORIDA.

CASE NO. 06-CA-2749
Complex Business Litigation Court

CSI BUSINESS FINANCE, INC. AS ASSIGNEE OF BIOONE CORPORATION
Plaintiff,

vs.

ELI NESRALLAH, JOSEPH NESRALLAH AND PAMELA NESRALLAH
Defendants.
_______________________________________/

CSI BUSINESS FINANCE, INC. AS ASSIGNEE OF BIOONE CORPORATION'S FIRST AMENDED COMPLAINT

Plaintiffs CSI Business Finance, Inc. as Assignee of BioOne Corporation (hereinafter "Plaintiff") by and through their undersigned counsel file this First Amended Complaint against Eli Nesrallah ("Eli"), Joseph Nesrallah ("Joseph"), and Pamela Nesrallah ("Pamela"), (hereinafter "Defendants" or the "Nesrallahs") stating as follows:

GENERAL ALLEGATIONS

a. Parties and Jurisdiction.

1. Plaintiff, CSI Business Finance, Inc. ("CSI") is a Florida corporation. By way of assignment, CSI is the sole shareholder of Interactive Nutrition International, Inc. ("INII"), and all claims relating thereto held by Bio-One Corporation ("BioOne") a corporation located in Winter Park, Florida.

2. Defendant Eli Nesrallah ("Eli") is an individual who resides in Ottawa, Canada. At all times material to the lawsuit, Eli was and is presently the President and CEO of INII. Eli

committed a tort within the State of Florida. Therefore, jurisdiction is appropriate under Section 48.193(b), Florida Statutes.

3. Eli Nesrallah may be served with process at 2487 Kaladar Avenue, 360E, Ottowa, Ontario, Canada KIV8B9. He may also be served with process through the Ministry of the Attorney General for Ontario Reciprocity Office: Civil Law Division, 18 King Street East, Toronto, Ontario, Canada MC5 1C5, in accordance with Section 48.194(1), Florida Statues and the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.

4. Defendant Joseph Nesrallah ("Joseph") is an individual who resides in Ottawa, Canada. At all times material to the lawsuit, Joseph was the Vice-President and Secretary of INII. Joseph committed a tort within the State of Florida. Therefore, jurisdiction is appropriate under Section 48.193(b), Florida Statutes.

5. Joseph Nesrallah may be served with process at 2487 Kaladar Avenue, 360E, Ottowa, Ontario, Canada KIV8B9. He may also be served with process through the Ministry of the Attorney General for Ontario Reciprocity Office: Civil Law Division, 18 King Street East, Toronto, Ontario, Canada MC5 1C5, in accordance with Section 48.194(1), Florida Statues and the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.

6. Defendant Pamela Nesrallah ("Pamela") is an individual who resides in Ottawa, Canada. At all times material to the lawsuit, Pamela was the Vice-President and Treasurer of INII. Pamela committed a tort within the State of Florida. Therefore, jurisdiction is appropriate under Section 48.193(b), Florida Statutes.

7. Pamela Nesrallah may be served with process at 2487 Kaladar Avenue, 360E, Ottowa, Ontario, Canada KIV8B9. She may also be served with process through the Ministry of the Attorney General for Ontario Reciprocity Office: Civil Law Division, 18 King Street East, Toronto, Ontario, Canada MC5 1C5, in accordance with Section 48.194(1), Florida Statues and the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters. Defendants Eli, Joseph and Pamela are sometimes hereinafter referred to as the "Nesrallahs."

8. This is an action which includes a request for monetary relief that exceeds $15,000.00.

9. Venue is proper in this court because the cause of action accrued in Orange County, Florida.

b. Factual Allegations.

10. BioOne has transferred and assigned to Plaintiff CSI all of the Class A Common Shares of INII. Therefore CSI is the sole shareholder of INII.

11. Eli, Joseph and Pamela Nesrallah are officers of INII. As a result, the Nesrallahs owe duties of loyalty and competence to INII and CSI, as the shareholder of INII.

12. BioOne loaned INII $15 million Canadian ("CDN") to discharge a promissory note between INII and Nesracorp Inc. ("Nesracorp"). The Nesrallahs are the principal shareholders of and control Nesracorp. This debt was unsecured and remains unpaid by INII.

13. Nesracorp held a security interest in the assets of INII. On December 13, 2004, in an attempt to foreclose its security interest, Nesracorp, with the knowledge, consent and assistance of the Nesrallahs, appointed a receiver over all of the assets of INII. Presently, the

Nesrallahs and Nesracorp are seeking to liquidate INII which will harm CSI by making it impossible for Plaintiff to receive repayment of the loan to INII.

14. Defendants have caused serious economic harm to Plaintiff by participating with Nesracorp to foreclose its security interest and appointing a receiver to seize the assets of INII. At the direction of Defendants and with the express approval of Defendants, Nesracorp appointed a receiver and seized control of INII's assets and advised the employees, suppliers and creditors that INII is for sale and will be liquidated. These actions have damaged CSI by jeopardizing CSI's ability to obtain repayment of the debt owed by INII to CSI.

15. The Nesrallahs, as the officers of INII controlling the day-to-day operations of INII, have refused to authorize or make any payments to the sole shareholder on the debt INII owes to CSI.

16. However, during this same time period and continuing today, the Nesrallahs have authorized and actively participated in foreclosing Nesracorp's security interest in the assets of INII, appointing a receiver over INII and seizing the assets of INII, and proceeding to liquidate INII. These actions have caused CSI, the shareholder of INII, to suffer legal damages including but not limited to payments and interest on its debt and the probable loss of all value loaned to INII.

COUNT I – BREACH OF FIDUCIARY DUTY/OPRESSION

17. As officers of INII, the Nesrallahs owed a duty to the shareholders of INII to run INII competently and not to put their own self-interest above that of INII or its shareholders. Despite these duties, Defendants have repeatedly acted in their own self-interest and taken steps to the detriment of the shareholder of INII.

18. By way of example and not limitation, the Nesrallahs breached duties to CSI when they authorized and participated with Nesracorp, an entity which is owned and controlled by them, to foreclose Nesracorp's security interest in the assets of INII, appoint a private receiver to take control of the assets of INII, and collect amounts Nesracorp claims are due to it. These actions benefited the Nesrallahs and their company Nesracorp but caused harm and damage to INII's shareholder CSI. None of these actions benefited INII. Rather these actions have had the effect of harming INII and bringing it to the brink of liquidation.

19. By way of further example and not limitation, the Nesrallahs breached duties to CSI when as officers of INII they have refused to authorize INII to make any payments on the debt to CSI.

20. By way of further example and not limitation, the Nesrallahs breached duties to CSI when they refused to acknowledge the conflict between their duties to INII and its shareholder and their own self-interest in participating in and directing Nesracorp, an entity owned and controlled by them, to seize INII's assets for its own and the Nesrallahs' benefit.

21. By way of further example and not limitation, Defendants now seek to liquidate the assets of INII to satisfy the debt to Nesracorp. This action will make it impossible for Plaintiff to obtain repayment of its debt or realize the value of its investment in INII.

22. Plaintiff suffered damages as a result of these breaches and oppression of Plaintiff, the shareholder of INII.

COUNT II – FRAUD/FRAUDULENT MISREPRESENTATION/FRAUD IN THE INDUCEMENT

23. The Nesrallahs took affirmative steps to misrepresent the value of the assets during the marketing of INII. Their conduct in doing so constitutes fraud.

24. By way of example and not limitation, the Nesrallahs provided BioOne with financial statements and accompanying documentation that intentionally misrepresented the value of INII.

25. By way of further example and not limitation, the Nesrallahs fraudulently induced BioOne to hire the Nesrallahs to act as the key employees of BioOne, and to enter into employment agreements with Eli, Joseph, and Pamela Nesrallah.

26. By way of further example and not limitation, the Nesrallahs took action with the intent of causing INII to default on its obligations to Nesracorp. Despite the Nesrallahs' attempts to place INII in default, they failed to do so. That fact notwithstanding, the Nesrallahs, now acting on behalf of Nesracorp, declared INII in default and sought to appoint a receiver. The Nesrallahs' acts, on behalf of Nesracorp, and omissions, as officers of INII, were intended to deprive BioOne of its investment and interest in INII.

COUNT III – CONSPIRACY

27. The Nesrallahs' actions in fraudulently misrepresenting the value of INII, fraudulently inducing BioOne to purchase INII based on those misrepresentations, and breaching their fiduciary duties to INII, BioOne, and CSI were part of a calculated scheme to defraud BioOne and sabotage INII, with the ultimate goal of reacquiring INII for their personal benefit. The Nesrallahs' conspiracy has resulted in CSI incurring injuries and attorneys' fees for which it now sues.

WHEREFORE, Plaintiff requests judgment against Defendants, jointly and severally, for actual damages, pre-judgment and post-judgment interest, and costs of this action, and all other damages, both special and general, at law or equity to which it may be entitled.

REQUEST FOR JURY TRIAL

Plaintiffs request a jury trial on all issues appropriate to be decided by a jury.

Dated this 12th day of July, 2006.

LAWRENCE J. PHALIN
Florida Bar Number 128922
CHAD ALVARO
Florida Bar Number 621412
Mateer & Harbert, P.A.
225 East Robinson Street, Suite 600
Post Office Box 2854
Orlando, Florida 32802-2854
Telephone: (407) 425-9044
Facsimile: (407) 423-2016

-and-

Frederick T. Johnson
Dobrowski LLP
1010 Lamar, Suite 1350
Houston, Texas 77002
Telephone: (713) 659-2900
Facsimile: (713) 659-2908
Email: fjohnson@doblaw.com

ATTORNEYS FOR PLAINTIFFS

CERTIFICATE OF SERVICE

I certify that on July 12th, 2006, a true and correct copy of this First Amended Complaint was served on:

Dennis P. Waggoner
Hill, Ward & Henderson
3700 Bank of America Plaza
101 East Kennedy Boulevard
Tampa, Florida 33602-5195